EXHIBIT 21.1

                    SUBSIDIARIES OF THE REGISTRANT


     Certain of IMC Global Inc.'s subsidiaries are listed below. These subsidiaries are all included in the Company's consolidated financial statements, and collectively, together with IMC Global Inc., account for more than 90 percent of consolidated net sales, earnings (loss) before income taxes, extraordinary items and cumulative effect of a change in accounting principal, and total assets.


                                        Jurisdiction of      Percent
                                         Incorporation      Ownership
                                        ---------------     ----------

  IMC Global Operations Inc.              Delaware            100%
  IMC-Agrico Company                      Delaware             56.5%
  International Minerals & Chemical
    Canada Global Limited                 Canada              100%

     A number of subsidiaries are not shown, but even as a whole they do not constitute a significant subsidiary.